Exhibit 99.(d)(15)(i)

The Prudential Series Fund

Diversified Conservative Growth Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 1st day of January, 2006 between Prudential Investments LLC (PI or the Manager), a New York limited liability company and Pacific Investment Management Company LLC (PIMCO or the Subadviser), a Delaware limited liability company.

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) with The Prudential Series Fund, a Delaware statutory trust (the Fund) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act), pursuant to which PI acts as Manager of the Fund; and

WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the Fund and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Fund, referred to herein as the Fund) and to manage such portion of the Fund’s portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the board of trustees of the Fund (the Board), the Subadviser shall provide investment management services to such portion of the Fund’s portfolio, including the purchase, retention and disposition of securities therein, in accordance with the Fund’s investment objectives, policies as the Manager shall direct and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), as delivered from time to time by the Manager and subject to the following understandings:

(i) The Subadviser shall provide investment advisory services for such portion of the Fund’s portfolio as the Manager shall direct, and the Subadviser shall have discretion without prior consultation with the Manager to determine, from time to time, what investments and securities will be purchased, retained, sold or, loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall, act in conformity with the Agreement and Declaration of Trust, the By-Laws, the Prospectus of the Fund and any procedures adopted by the Board applicable to the Fund including any amendments to those procedures (Board Procedures) provided to it by the Manager (the Fund Documents), comply with the written instructions and directions of the Manager and of the Board, and co-operate with the Manager’s (or its designee’s) personnel responsible for monitoring the Fund’s compliance.  The Subadviser shall also comply at all times with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, including securities law.  The Manager shall provide Subadviser, in a timely fashion, with copies of any updated Fund Documents.

(iii) The Subadviser shall determine the securities and commodities or other assets to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and shall place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated (or any broker or dealer affiliated with the Subadviser)) in accordance with the Fund’s policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board may direct from time to time. In providing the Fund with investment advisory services, it is recognized that the Subadviser shall give primary consideration to securing best execution .. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party.  In pursuing best execution, the Subadviser shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage and/or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Subadviser (or the Manager) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Fund as well as other clients of the Subadviser or clients of affiliates of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and best execution.  In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required by any applicable federal or state securities laws or regulations, including the 1940 Act, the 1934 Act and the Advisers Act.  The Subadviser shall furnish to the Manager or the Board all information relating to the Subadviser’s services under this Agreement reasonably requested by the Manager and the Board within a reasonable period of time after the Manager or the Board makes such request.  The Subadviser shall make reasonably available its employees responsible for the management of the Fund for consultation with any of the trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) The Subadviser shall provide the Fund’s Custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages.  The Subadviser shall furnish the Manager with information concerning portfolio transactions each day and such other reports as agreed upon from time to time concerning transactions, portfolio holdings and performance of the Fund, in such form and frequency as may be mutually agreed upon from time to time.  The Subadviser agrees to discuss the management of the Fund with the Manager and the Board as either or both shall from time to time reasonably request.

(vi) If the Custodian enters into securities lending transactions that are initiated by PI, PI or the Custodian shall be responsible for ensuring that the securities or other assets in the Fund are available for sale at all times.  Subadviser shall not be liable for any loss resulting from the sale by the Subadviser of a security that is not available in the Fund for settlement as a result of such securities lending transactions that are initiated by PI.  Subject to the Subadviser’s applicable standard of care as set forth herein, to the extent that the Subadviser initiates any securities lending transactions, the Subadviser shall be responsible for ensuring that the securities involved in such transactions are available to settle any trades initiated by the Subadviser.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.  Subject to the Subadviser’s responsibility to the Fund, Manager agrees that Subadviser may give advice or exercise investment responsibility and take such other action with respect to other individuals or entities which may differ from advice given to the Fund.  Further, the Manager acknowledges that the Subadviser, or its agent, or employees, or any of the accounts Subadviser advises, may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may or may not have an interest from time to time, whether such transactions involve the Fund or otherwise.

(viii) The Subadviser and Manager understand and agree that if the Manager manages the Fund in a “manager-of-managers” style, the Manager shall, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(ix) The Subadviser acknowledges that the Manager and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(x) The Subadviser has delivered to the Manager a copy of Subadviser’s Form ADV, Part II, as filed with the Securities and Exchange Commission (the Commission) and a copy of its Disclosure Document dated June 1, 2005, on file with the Commodity Futures Trading Commission.  The Manager hereby acknowledges receipt of such documents

(b) The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act.  The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser shall surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records.  The Fund’s books and records maintained by the Subadviser shall be made available, within ten (10) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Subadviser’s offices.  The Fund, the Manager or their respective authorized representatives shall have the right to copy any such books and records in the Subadviser’s possession.  These books and records shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  The Subadviser agrees that the policies and procedures it has established for managing the Fund portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state laws and regulations governing the adviser/client relationship and management and operation of the Fund, shall be made available for inspection by the Fund, the Manager or their respective authorized representatives upon reasonable written request within not more than ten (10) business days.

(c) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics.  The Subadviser shall follow such Code of Ethics in performing its services under this Agreement.  Further, the Subadviser represents that it maintains adequate compliance procedures in compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations.  In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and the Fund upon reasonable request.  The Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(d)  The Subadviser shall furnish to the Manager, upon reasonable request, information relating to the Fund that is kept or maintained in connection with Subadviser's compliance policies and procedures.

(e) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio and shall report its proxy voting record to the Manager as reasonably requested by the Manager to permit the Fund to comply with the requirements of Form N-PX.

(f) Upon reasonable request from the Manager, the Subadviser (through a qualified person) shall assist the valuation committee of the Fund or the Manager in valuing securities of the Fund as may be required from time to time, including the provision of information known to the Subadviser related to the securities being valued. Notwithstanding the foregoing, the Manager acknowledges and agrees that Subadviser is not a pricing vendor for the Fund and does not have responsibility for determining the price of any security,  commodity or other asset in the calculating the Fund’s net asset value per share.

(g) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission.  The Subadviser shall provide the Manager with certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation.  The Subadviser shall promptly inform the Fund and the Manager if, to its knowledge, any information in the Prospectus is (or will become) inaccurate or incomplete.

(h) The Subadviser shall comply with Board Procedures provided to the Subadviser by the Manager or the Fund.  The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(i) The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has knowledge that would materially affect the Fund.  In this regard, the Subadviser shall provide the Fund, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request.  Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager.  The Subadviser shall certify quarterly to the Fund and the Manager that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future.  Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics and compliance program, respectively, to the Fund and the Manager.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement.  The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3. The assets of the Fund shall be maintained in the custody of a Custodian as designated within an agreement between the Fund and the Custodian.  Subadviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of Subadviser properly authorized to give such instruction.

4. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation thereof, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

5.(a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.  The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

(b). The Manager acknowledges and agrees that Subadviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Subadviser, whether public or private.

6. Subject to the right of each of the Manager and Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of each the Manager and Subadviser in respect thereof.  In accordance with Regulation S-P, if non-public, personal information regarding either party’s customers or consumers is disclosed to the other party in connection with the Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, all without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.  The Subadviser agrees that it shall promptly notify the Fund and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record.  Notwithstanding any provisions to the contrary in this Agreement, this Agreement shall terminate automatically upon notice to the Subadviser of the execution of a new Agreement with a successor Subadviser.

8. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager:  Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund:  Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser:  840 Newport Center Drive, Newport Beach, California 92660, Attention to the Chief Legal Officer, Copy to Stephen Beaumont, Executive Vice President.

9. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use such material if the Subadviser reasonably objects in writing after receipt thereof.  Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment, confirmed email or hand delivery.

11. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

12. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

13. This Agreement shall be governed by the laws of the State of New York.

14. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC
By:
Name:
Title:

Pacific Investment Management Company LLC

By:
Name:
Title:

Exhibit A

DESIGNATED REPRESENTATIVES
OF
PRUDENTIAL INVESTMENTS LLC

Effective January 1st, 2006

Name/Title	Signature

SCHEDULE A

The Prudential Series Fund

As compensation for services provided by Pacific Investment Management Company LLC, Prudential Investments LLC will pay Pacific Investment Management Company LLC a fee on the net assets managed by Pacific Investment Management Company LLC that is equal, on an annualized basis, to the following:

Fund Name	Advisory Fee

Diversified Conservative Growth Portfolio	0.25% of average daily net assets

Dated as of January 1, 2006.